UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 27, 2016

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On July 27, 2016, Patrick M. Byrne resumed his position as Chief Executive Officer of Overstock.com, Inc. (the “Company”), and assumed responsibility for oversight of all of the Company’s operations and business.  As previously reported, on April 11, 2016, Dr. Byrne began an indefinite personal leave of absence for medical reasons.

Also on July 27, 2016, Mitch Edwards, the Company’s acting Chief Executive Officer and General Counsel, resigned from his positions as such, and the Company’s Deputy General Counsel and Vice President, Legal, E. Glen Nickle, was appointed acting General Counsel with responsibility for legal and compliance.

On July 28, 2016, Sam “Saum” Noursalehi, the Company’s current Senior Vice President with responsibility for the Company’s marketing, merchandising, product, development and analytics functions, was appointed President with responsibility for retail operations.

Also on July 28, 2016, Jonathan E. Johnson III, Chairman of the Board of Directors, was appointed President of Medici, with responsibility for our blockchain and fintech initiatives.

On August 1, 2016, Alec Wilkins, the Company’s Senior Vice President, Product Development and Chief Architect, resigned from his position as such in order to focus on Medici on a full-time basis.

(c)   The information in Item 5.02(b) above is incorporated herein by reference.

Mr. Noursalehi is a current executive officer of the Company, and the information required by Item 401 of Regulation S-K about him is incorporated by reference to the Company’s Form 10-K for the year ended December 31, 2015 filed with the SEC on March 8, 2016 (the “10-K”).  Mr. Noursalehi has not been and does not propose to be a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K, except as follows.  Mr. Noursalehi is the owner of 62% of the equity interest in a privately-held entity named SiteHelix that is pursuing the development of a software platform that may be of interest to the Company.  Subject to approval of the Audit Committee of the Board of Directors and to approval of the Company’s Chief Executive Officer, Mr. Noursalehi proposes to cause SiteHelix to enter into an agreement with the Company for the use of the product.  If the Audit Committee were to approve any such arrangement, and if the Company were to enter into any such arrangement, the amount involved could exceed $120,000.

Dr. Byrne is a current executive officer of the Company, and the information required by Item 401 of Regulation S-K about him is incorporated by reference to the 10-K.  Dr. Byrne has not been and does not propose to be a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Johnson is Chairman of the Board of Directors of the Company, and the information required by Item 401 of Regulation S-K about him is incorporated by reference to the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders filed March 18, 2016.   Mr. Johnson has not been and does not propose to be a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

No material plan, contract or arrangement (whether or not written) to which either Dr. Byrne or Mr. Johnson is a party or in which either of them participates was entered into or amended in connection with the events described in this Form 8-K and no grant or award was made to either of them or modified under any such plan, contract or arrangement in connection with the events described in this Form 8-K.

No material plan, contract or arrangement (whether or not written) to which Mr. Noursalehi is a party or in which he participates was entered into or amended in connection with the events described in this Form 8-K and no grant or award was made to him or modified under any such plan, contract or arrangement in connection with the events described in this Form 8-K.  However, as described in Item 5.02(e) below, on July 27, 2016, the Board of Directors of the Company approved an executive retention plan covering Mr. Noursalehi, among other executives.

(e)   On July 27, 2016, the Board of Directors of the Company approved an executive retention plan (the “Retention Plan”) covering Company executives designated by the Board. The Retention Plan provides severance benefits for participants who are involuntarily terminated without “cause” during the term of the Retention Plan, which runs through December 31, 2016.

Upon a qualifying termination under the Retention Plan, each participant is eligible to receive a lump sum payment equal to the participant’s annual base salary and to vest in any portion of the participant’s then unvested restricted stock unit awards scheduled to vest in the twelve months following the participant’s termination date.

Participants will be required to execute a release in favor of the Company in exchange for receiving any Retention Plan benefits.

All of the Company’s Senior Vice Presidents other than Mr. Edwards, including our principal financial officer and named executive officer Robert P. Hughes, and named executive officers Sam “Saum” Noursalehi (who was appointed President with responsibility for retail operations on July 28, 2016 as described above) and Brian L. Popelka, are designated as participants in the Retention Plan.

The foregoing description of the Retention Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, a copy of which is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Executive Retention Plan, adopted July 27, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
E. Glen Nickle Vice President, Legal and acting General Counsel

Date:	August 2, 2016